EXHIBIT 10.19

Memorandum 1111 S. Arroyo Parkway Pasadena, CA 91105
Date	October 1, 2009

To	George Kunberger

From	Patricia H. Summers

Subject	Relocation Agreement

I am pleased that you have agreed to relocate from Malvern, Pennsylvania to Pasadena, California to assume your position as Executive Vice President. The effective date of your relocation is January 1, 2010. Your relocation benefits are detailed below. Should these provisions be acceptable, please sign and return this document to me.

Lump Sum Payment Provisions

The company has agreed to pay you a lump sum relocation benefit, inclusive of tax gross up, in the amount of $50,000 for the following relocation provisions:

Travel

Your spouse or qualified domestic partner will be provided with two round trips for the purpose of finding a suitable home. One round trip will be for a total of 14 days and the second round trip will be for a period of 10 days. Any days spent house hunting will be deducted from the total days permitted during interim living. The lump sum covers transportation, meals, lodging, and telephone. Reimbursement shall not exceed U.S. Government Federal/Joint Travel Regulations limitations for each location.

You and your spouse may use coach-class commercial transportation when circumstances warrant. Air travel shall be arranged through our third-party travel provider, World Travel Partners, and in accordance with the Jacobs Travel Policy.

Temporary Housing Allowance

The lump sum payment will cover temporary housing in the Pasadena area for six months. This allowance may be extended with the approval of the SVP, Global Human Resources.

Interim Living Expenses

The lump sum payment will cover necessary, reasonable, and actual expenses for one rental vehicle for a period of not more than 30 days or for the duration of an approved extension. Reimbursement shall not exceed U.S. Government Federal/Joint Travel Regulations limitations for each location.

Reimbursement of the daily meal allowance will be consistent with rates established in the U.S. Government Federal Travel Regulations. If you and your spouse or qualified domestic partner will be traveling separately, each of you will receive 100% of per diem. Living expenses incurred on vacation days taken are not reimbursable.

Memorandum

(Continued)

Non Lump Sum Provisions

Travel

The company will provide your spouse with one way airfare between Pasadena, California and the Philadelphia area in early 2010. Air travel shall be arranged through our third-party travel provider, World Travel Partners, and in accordance with the Jacobs Travel Policy. No receipts required. The company will gross up taxable expenses related to this provision.

Moving Expense Assistance

Jacobs will pay for necessary, actual, and reasonable charges normally provided for insuring, crating, packing, transporting, and unpacking normal household goods, appliances and personal effects, including the cost of temporary storage for up to 60 days. We will pay for such goods to be packed, insured, shipped, delivered, and unpacked in the Pasadena area.

All arrangements for the moving of your household goods and personal effects will be coordinated with TheMIGroup through the Human Resources Department in Pasadena.

Reimbursement is authorized for up to two (2) vehicle(s), either by driving or shipping.

You will be reimbursed for shipment of normal household goods and personal effects. This includes all reasonable items of furnishings, clothing, appliances, tools and equipment belonging to you and your family members. Also included are sporting and recreational equipment, including boats that can be carried in the same van with your normal household goods. Reimbursement will be made only for the weight of goods actually carried by a commercial mover or trucker and not for goods carried by you or by a non-licensed carrier, nor for empty space in a van as a result of expedited service. Jacobs will also reimburse the employee for expenses related to the movement of household pets by commercial carrier.

When the move is performed by an authorized carrier, Jacobs will pay for insurance to protect against loss of or damage to household furniture and personal effects, excluding vehicles, up to a maximum dollar value of $75,000 for full replacement value, or $5.00 per pound times the weight of the shipment, whichever is less and unless an amount equal to or greater than $75,000 is provided under the third-party vendor coverage. Expenses for any additional protection against loss of or damage to household furniture and effects will be your sole financial responsibility. In addition, if an authorized carrier is not used, insurance coverage is the sole responsibility of the employee.

Reimbursement will not be made for the following moving expense costs and/or service charges:

•	Perishable items such as frozen foods and plants
•	Yard plantings such as trees, shrubs, and plants
•	Livestock, horses, and animals other than household pets (household pets are limited to $100 for a maximum of two pets)
•	Camping trailers, farm equipment, and airplanes
•	Boats too large to fit in the van with other effects
•	Bulky items such as firewood, lumber, and construction material
•	Tips and gifts to moving company employees

Memorandum

(Continued)

•	Services performed by any persons other than authorized moving company personnel, e.g., services performed by the employee or employee’s spouse/qualified domestic partner, dependents, or relatives
•	Moving expenses for mobile/manufactured homes not intended to be a primary residence.
•	Disassembly or re-assembly of swing sets, portable swimming pools, satellite dishes, playhouses
•	Removal or installation of fixtures, draperies/rods
•

Other items typically not transportable by a carrier (may include motorcycles, hazardous materials such as explosives, chemicals, firearms, flammable materials, alcoholic beverages, jewelry, sheds, fencing, heavy machines or hobby equipment).

Taxes

Under IRS tax guidelines, reimbursements and allowances for certain relocation costs must be reported as wages and are therefore subject to FICA, Federal, State and local taxes. You may want to contact a tax consultant to determine what the impact of these taxes will be on your relocation.

Any salary adjustment associated with this assignment is not intended to directly reimburse you for additional Federal, state, or local income taxes.

Limits and Approvals

All provisions of this agreement must be utilized within 24 months of your transfer date. If you voluntarily separate from the Company or are discharged within one year after arrival at the new work location, you will be responsible for reimbursing the Corporation the full amount of all relocation costs paid by Jacobs to you or on your behalf.

None of the provisions of this or any other Jacobs Policy or procedure will be construed as an employment agreement. Employment with Jacobs can be terminated at any time with or without cause for either the employee concerned or by Jacobs.

Deviations to this document must have the prior approval of Patricia Summers.

George Kunberger	Patricia Summers

Date	Date

cc:	HR Relocation File
JESI
Oak Ridge Accounts Payable Department
TheMIGroup